Exhibit 10.34

March 24, 2010

Mr. Steve Donly

c/o The ServiceMaster Company

860 Ridge Lake Blvd.

Memphis, TN  38120

Re:  Amended and Restated Offer of Employment

Dear Steve:

This letter amends and restates the Offer of Employment dated February 27, 2009 from The ServiceMaster Company (“ServiceMaster”) and accepted by you on March 3, 2009, together with the attachments thereto (the “Original Offer Letter”).  Except as otherwise specifically set forth in this letter, upon execution of this letter, all rights and obligations of all parties to the Original Offer Letter shall be deemed terminated, and the Original Offer Letter shall be of no further force or effect.

We are pleased to offer you, effective as of March 23, 2009, the position of President and Chief Operating Officer, TruGreen.  In this role, you will report to the Chief Executive Officer of ServiceMaster.

Your base compensation in this position for 2009 will be at a semi-monthly rate of $17,708.33, which computes to an annual rate of $425,000.  Your base compensation for 2010 will be at a semi-monthly rate of $18,208.33, which computes to an annual rate of $437,000.  You will be eligible to receive a bonus payment with a target of 65 percent (65%) of your salary under the applicable annual bonus plan, with such percentage guaranteed for 2009 on a prorated basis.

In connection with the Original Offer Letter, you were provided with the opportunity to participate in the Stock Incentive Plan (“MSIP”) of ServiceMaster Global Holdings, Inc. (“Holdings”).  Under the MSIP, you purchased 100,000 shares of common stock (“Common Stock”), of Holdings (the “Shares”) and were granted options (the “Options”) to purchase another 400,000 shares of Common Stock.  The terms and conditions of your purchase of Shares and grant of Options, as set forth in the subscription agreement and option agreements relating thereto, remain in full force and effect and are not affected by the termination of the Original Offer Letter.

You will be eligible for our standard benefits package and four (4) weeks of vacation.

If your employment is terminated by ServiceMaster without cause prior to March 23, 2013, you will receive the higher of (i) twelve (12) months of severance based on your then-applicable base salary, and (ii) severance in accordance with the ServiceMaster policy or practice in existence at the time of termination and applicable to executives at your level within the organization.  If your employment is terminated by ServiceMaster on or after March 23, 2013, you will be eligible for severance in accordance with the ServiceMaster policy or practice in existence at the time of termination and applicable to executives at your level within the organization.

In connection with your acceptance of employment, you signed a non-compete agreement, the terms of which remain in full force and effect.  Please note that this letter shall not constitute an employment contract, and nothing herein changes the terms of your status as an at-will employee.

If you accept this offer, please sign the acceptance below and return it to me.

Sincerely,

/s/ Jed Norden
Jed Norden
Senior Vice President, Human Resources
The ServiceMaster Company

I accept this offer of employment under the terms and conditions set forth above.

/s/ Steve Donly	Date: March 24, 2010
Steve Donly